                                    EXHIBIT 2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         As independent certified public accountants, we hereby consent to the to the incorporation by reference therein of our report dated March 12, 1999, on the financial statements of Barbella Environmental Technology, Inc. as of and for the year ended December 31, 1998 included in the restated consolidated financial statements of U.S. Plastic Lumber Corp. in its Form 10K filed with the Securities and Exchange Commission on March 30,2000 and the incorporation by reference of our report included in its Form 10K, into the previously filed Registration Statements of U.S. Plastic Lumber Corporation on Forms S-3 (Registration Nos. 333-86533, 333-76845 and 333-32148), Form S-4 (Registration No. 333-84047), and Form S-8 (Registration No. 333-76277).


/s/ CALLAHAN & COMPANY P.C.

Neptune New Jersey
  April 5, 2000